Exhibit 4.4

KINROSS GOLD CORPORATION

as the Company,

COMPAÑIA MINERA MARICUNGA

as Guarantor,

and

WELLS FARGO BANK, NATIONAL ASSOCIATION

as Trustee

FIRST SUPPLEMENTAL INDENTURE

Dated as of December 8, 2014

FIRST SUPPLEMENTAL INDENTURE

SUPPLEMENTAL INDENTURE (“Supplemental Indenture”), dated as of December 8, 2014, among Kinross Gold Corporation, a corporation duly organized and existing under the laws of the Province of Ontario (the “Company”), Compañia Minera Maricunga (formerly known as Minera Lobo Marte Limitada), a corporation duly organized and existing under the laws of the Republic of Chile (“Maricunga”) and Wells Fargo Bank, National Association, as trustee (the “Trustee”) under the Indenture referred to below.  Capitalized terms used herein without definition shall have the meanings ascribed to them in the Indenture.

W I T N E S S E T H

WHEREAS, the Company, the Guarantors named therein and the Trustee have entered into an Indenture, dated as of August 22, 2011 (as amended, supplemented or otherwise modified from time to time, the “Indenture”), providing for the issuance by the Company of its unsecured debentures, notes or other evidence of indebtedness (the “Securities”), to be issued in one or more series as provided in the Indenture;

WHEREAS, as of December 2, 2014, Compañia Minera Maricunga, a corporation duly organized and existing under the laws of the Republic of Chile (“Legacy Maricunga”) completed its merger (the “Merger”) with and into Minera Lobo Marte Limitada (“Lobo Marte”), with Legacy Maricunga ceasing its corporate existence and Lobo Marte continuing as the surviving company and as a Subsidiary of the Company under the new name Maricunga;

WHEREAS, subsequent to the Merger, Maricunga became a Credit Agreement Guarantor;

WHEREAS, Section 1403 of the Indenture provides that if any Subsidiary shall be a Credit Agreement Guarantor at a time when such Subsidiary is not a Guarantor, the Company shall cause such Subsidiary to execute a Supplemental Indenture pursuant to which such Subsidiary shall become a Guarantor under the Indenture;

WHEREAS, Section 901(6) of the Indenture provides that the Indenture or the Securities may be amended or supplemented without the consent of any Holder to secure any series of the Securities or provide for any guarantees thereof, additional Guarantors thereon, or additional obligors thereon;

WHEREAS, the Company desires and has requested that the Trustee join in the execution of this Supplemental Indenture for the purpose of evidencing the addition of Maricunga as a Guarantor under the Indenture;

WHEREAS, Maricunga desires to execute this Supplemental Indenture in order to evidence its Guarantee under Article Fourteen of the Indenture;

WHEREAS, the execution and delivery of this Supplemental Indenture has been authorized by resolutions of the board of directors of Maricunga; and

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WHEREAS, this Supplemental Indenture has not resulted in a material modification of the Securities for purposes of the Foreign Account Tax Compliance Act; and

WHEREAS, all conditions precedent and requirements necessary to make this Supplemental Indenture a valid and legally binding instrument in accordance with its terms have been complied with, performed and fulfilled, and the execution and delivery hereof has been in all respects duly authorized.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Successor, the Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

ARTICLE ONE

GUARANTEES OF THE SECURITIES

SECTION 1.1.                                          Maricunga hereby agrees, jointly and severally with all other Guarantors, to guarantee the Company’s obligations under the Indenture and the Securities on the terms and subject to the conditions set forth in Article Fourteen of the Indenture and to be bound by all other applicable provisions of the Indenture applicable to “Guarantors.”

ARTICLE TWO

MISCELLANEOUS

SECTION 2.1.                                          Effectiveness.  This Supplemental Indenture shall be effective upon execution by the parties hereto.

SECTION 2.2.                                          Recitals.  The recitals contained herein shall be taken as the statements of the Company and Maricunga, and the Trustee assumes no responsibility for their correctness.  The Trustee makes no representations as to the validity of this Supplemental Indenture.

SECTION 2.3.                                          Governing Law.  THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES THEREOF SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE.

SECTION 2.4.                                          Counterparts.  The parties may sign any number of copies of this Supplemental Indenture (including by electronic transmission).  Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes.  Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

SECTION 2.5.                                          Effect of Headings.  The Section headings herein are for convenience only and shall not affect the construction hereof.

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the day and year first above written.

KINROSS GOLD CORPORATION,
as the Company

By:	/s/ TONY S. GIARDINI
Name:	Tony S. Giardini
Title:	Executive Vice-President and Chief Financial Officer

COMPAÑIA MINERA MARICUNGA,
as Guarantor

By:	/s/ JOSÉ TOMÁS LETELIER
Name:	José Tomás Letelier
Title:	Director and Attorney

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:	/s/ YANA KISLENKO
Name:	Yana Kislenko
Title:	Vice President

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